Exhibit 10.17

Contract of Employment

This agreement sets out the main particulars of the terms and conditions of employment in compliance with the Terms of Employment (Information) Acts, 1994-2001.

Date issued	5th November 2012
Employee	Karen Boylan
Address	[ADDRESS OMITTED]
Employer	Teleflex Medical Europe Ltd (the “Company”)
Registered Address	Garrycastle Business & Technology Park Athlone Co. Westmeath Ireland

1.	Job Title	Vice President Quality Assurance and Regulatory Affairs International
2.	Function/Business	QA/RA
3.	Commencement

Your employment with the Company will begin on the 1st of January 2013

The Company reserves the right to refer you to a Company Doctor to undergo a medical examination for occupational health reasons, before the date of commencement.

4.	Probation Period

Your employment will be probationary for the first 6 months. The probationary period may be extended at the Company’s discretion, but will not, in any case, exceed 9 months. Termination of this agreement during or at the end of the probationary period shall be at the discretion of the Company, giving two weeks notice.

5.	Place of Work

It is a condition of employment that you may be required to work at any of the Company’s Offices. Your normal place of work will be in the Company's premises in Garrycastle Business & Technology Park Athlone Co. Westmeath Ireland but you may be required to travel in the course of your work [within Ireland and abroad].

6.	Hours

Your normal working week will be 39 hours with a 45 min lunch period daily. The normal working week will be from 8.15 am to 5.00 p.m. Monday to Thursday and 8.15 am to 4.00 p.m. on Friday. The Company reserves the right to alter these working hours from time to time. You may from time to time be required to work overtime depending on the requirements of your work and at the discretion of management. Where possible you will be notified in advance. You may from time to time be required to work on [Bank holidays] depending on the requirements of your work, where possible you will be notified in advance.

7.	Duties

During the course of your employment, it may be necessary to expand or amend your job duties, within the general scope of your position, or change your function within the Company or the Teleflex (Medical) Group (the “Group”). The Company reserves the right to change your function and/or assign other job duties to you at any time, it being understood that you will not be assigned duties which you cannot reasonably perform.

8.	Remuneration

Your basic salary is €177,500 per annum less statutory and agreed deductions. Salary is payable by Direct Debit, Monthly in arrears. Salaries are reviewed annually at the Company’s discretion. You have the right to request a written statement of your hourly rate of pay for any pay reference period falling within the previous twelve months.

In addition to your base salary, you will be considered for participation in the Annual Incentive Award Program (AIP) with a target payout of 40%. This plan is designed to provide an annual cash incentive award to eligible exempt employees who meet certain performance criteria. Any potential award would be based on your performance and the financial performance of the Corporation.

You will receive on a yearly basis €18,000 gross as a car allowance, paid in 12 monthly instalments.

The Company will be entitled to deduct from your salary or any other amounts which may be due to you by the Company (including but not limited to wages, holiday pay, sick pay, pay in lieu of notice, incentive or bonus payments, allowances or expenses) any amounts that are owed by you to the Company or any Group company. After giving you written notice and by your agreeing to the terms and conditions set out in this agreement you consent to the deduction of such sums.

9.	Annual leave

Annual leave entitlement 24 days per calendar year and proportionately less for less then twelve month’s service.

Further details can be found in our employee Handbook.

The Company holiday year runs from January 1st to December 31st. Unused holidays may not be carried forward from one year to the next unless otherwise agreed with the Company in writing.

During any continuous period of sickness absence of one month or more, you shall not accrue any statutory or contractual holiday entitlements.

Public Holidays shall be given in accordance with the Organisation of Working Time Act, 1997.

If a termination of this contract occurs and the paid holidays already exceed the paid holiday entitlement on the date of termination, the Company will deduct the excess holiday pay from any termination pay.

Annual Leave must be agreed with your manager as early as possible. Management will normally try to accommodate individual preferences for holiday dates, but the needs of the business may have to take precedence, particularly where inadequate notice is given.

10.	Private Health Cover

With immediate effect upon joining you are eligible to receive fully subsidised health insurance for you and your dependents (Aviva – Business Plan Complete), subject to completion of an application form.

11.	Pension

All employees over 18 years may be able to elect to join the Company’s Defined Contribution pension scheme (the “Scheme”) immediately on joining the Company, subject to the provisions of its trust deed and rules. [The current employee contribution is 5% of basic salary and the Company currently contributes 7% of basic salary.] The pension is a Defined Contribution Scheme administered by Irish Life.

Whilst the Company intends to continue the operation of the current Scheme indefinitely it must as a matter of ordinary business prudence reserve its right to amend or terminate the Scheme at its discretion.

12.	Retirement	The normal retirement date is when you reach 65 years of age, when all benefits cease.
13.	Sick Pay

You must notify your department within two hours of your normal start time that you are absent from work because of sickness or injury. For absences in excess of 3 working days (on a weekly basis thereafter) you must submit a doctor’s certificate in line with company sick pay requirements. The company operates a sick pay benefit for employees who cannot attend work as a result of a genuine illness.

The Company will continue to pay your basic salary for a period of six months. Sick pay is subject to your compliance with the Company’s absence/sick pay policy and absence reporting procedures. Any sick pay paid by the Company will be calculated by reference to your basic salary less any state disability benefit which you are eligible to receive, whether or not actually recovered by you.

For employees on Probation, the Company is not obliged to pay you during any absence on the grounds of illness, and in such event you should avail of the appropriate Department of Social Welfare Benefits

14.	Medical

You may, at the Company’s request, be required to undergo a medical examination for occupational health reasons at any time during your employment. In circumstances where a medical evaluation is required, you will be requested to sign an Access to Medical Records form to allow the Company to receive a report.

15.	Change in Benefits

All benefits will be subject to the terms and conditions of the benefit plan under which they are provided. The Company reserves the right at all times to vary or discontinue any benefit plans (including any Company pension contributions) in which you may be eligible to participate and or to substitute new benefit plans for any plan in which you may be eligible to participate. Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

16.	Cessation of Benefits

All benefits payable or otherwise made available to you under any Company benefit plan(s) in which you may be entitled to participate from time to time shall automatically cease, as shall your eligibility to participate in such plan(s), upon the termination of your employment for any reason whatsoever. In the event of such termination, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits or compensation in lieu.

17.	Disclosure of Information

It is a condition of employment that you will:

(a)    Not disclose to any unauthorised person any confidential information about the interest or business of the Company or the Group, or the customers of the Company or the Group. This restriction will continue to apply after the termination of your employment without limit on point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this agreement;

(b)    On the termination of your employment for whatever reason, you will return to the Company all files, correspondence, records, data, computer files, specifications, models, notes, formulations, lists, papers, reports and other documents/papers and all copies thereof belonging to the Company;

(c)    Not disclose personal data held by the Company or the Group, or the customers of the Company or the Group, to any person without appropriate authorisation from the Company;

(d)    Agree to abide by the terms set out in the Company’s Security Declaration;

(e)    Agree to comply with all Company policies for the maintenance of confidentiality, integrity and availability of information and to protect personal data.

18.	Intellectual Property Rights

You agree to irrevocably and unconditionally assign to the Company all rights to inventions, improvements, copyright and all other intellectual property rights of whatever nature acquired by you in the course of your duties.

19.	Personal Data

For the purposes of administration, it is necessary for the Company to hold and process personal information about you which is subject to the Data Protection Acts 1988 and 2003 (the “Acts”). In addition, the Company may from time to time, require that the personal information is transferred within the Group, outside the European Union. By signing this agreement you are giving explicit consent (as defined in the Acts) to the Company processing, both manually and by electronic means, your personal and sensitive personal data for the purposes of the administration and management of your employment and/or the Company’s business.

The Company will treat all personal/sensitive personal data as confidential and will not use or process it other than for legitimate purposes. The Company will ensure that the information is accurate, kept up to date and not kept for longer than is necessary. Measures will also be taken to safeguard against unauthorised or unlawful processing and accidental loss or destruction or damage to the data.

You have the right to inspect, review and, if necessary, update your personal details on an annual basis. Normally you will be able to inspect your file within 7 working days of this request. If your personal circumstances change at any time you should update your personal records accordingly. This will ensure that the information remains accurate.

The Group abides with the European Union – Unites States Safe Harbor Privacy Principles as set forth by the United States Department of Commerce regarding the collection, use and retention of personal information collected by the Group within the European Union.

The Group collects, processes and maintains limited personal information (i.e. name, address, telephone number, data of birth, hire date, title, position, benefit, salary data, etc.) about its employees as necessary for the administration of human resources function, policies and practices. The Group will take responsible steps to ensure that data is reliable for its intended use, accurate, complete and current. Employees should contact their local Human Resources representative for the following:

•    Access to your data
•    Correct, amend or delete information that is inaccurate or incomplete
•    Opt-out of having personal information:
o    disclosed to a non-agent third party
o    used for a purpose other than the purpose for which it was originally collected or subsequently authorised by the employee.
•    Opt-in and explicitly consent to the disclosure of the sensitive personal information to a non-agent third party or the use of the information for a purpose other than that for which it was originally collected or subsequently authorized by the individual.

The Group takes reasonable precautions to protect personal information it collect and maintains from loss, misuse (including unauthorised access), disclosure, alteration and destruction. When the Group deems it necessary to transmit your data to one of its agents, it will assure the data is adequately safeguarded.

Please refer to the EU Safe Harbor Privacy Policy HRP-017 for additional details.

20.	Other Employment

It is a condition of your employment that you will not work for any other company or business during your employment without first obtaining written permission from the Company. However, you must ensure that your combined hours of work do not exceed a total of 48 hours per week in accordance with the Organisation of Working Time Act, 1997.

21.	Termination

You or the Company may terminate your employment at any time by serving notice in writing as follows:

6 months of notice.

The Company reserves the right to pay your salary in lieu of notice instead of requiring you to work out any period of notice.

The Company shall have the right to terminate this agreement without notice (or payment in lieu of notice) in cases of gross misconduct, negligence or dishonesty.

On termination of your employment, for whatever reason, you will keep secret and not use for your benefit or for the benefit of others any confidential information obtained or which otherwise came into your possession during your employment.

In the event that notice of termination has been given by either you or the Company, provided always that the Company shall continue to pay your salary and contractual benefits until your employment terminates, the Company may in its absolute discretion without breaking the terms of your contract of employment or giving rise to any claim against the Company for all or part of your notice period :-

(a) exclude your from the premises of the Company;
(b) require you to carry out specified duties for the Company or to carry out no duties;
(c) announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);
(d) Instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company until your employment has terminated.

For the avoidance of doubt, your duties and obligations under this agreement continue to apply during such period, any such period to be referred to hereinafter as a “Garden Leave” period and you will remain subject to your duty of fidelity to the Company. However, subject to provisions of this clause you will be free to seek new employment to commence following the termination of the Garden Leave Period.

22.	Post-Termination Restrictions

After the termination of your employment, howsoever arising, you will not either directly or indirectly (without the prior consent of the Company) for a period of [six months] thereafter (such period to be reduced by the duration of any Garden Leave period):

(a)    work for, be engaged by, concerned with or interested in (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) in any [medical device] business and/or associated business which operates from or carries on business in Ireland in competition with the Company Business within [the island of Ireland];

(b)    canvass or solicit, or by any other means seek or solicit, in competition with the Company, business from any customer or client (or a prospective customer or client with whom the Company has reached an advanced stage of negotiation) at the time of the termination of your employment with whom you had material dealings during your employment in the twelve month period prior to your termination date;

a.    employ or solicit, or by any other means seek or solicit, whether on your own behalf or on behalf of others, any person who is or was employed or engaged by the Company or by the Group as [an executive director, senior manager or in a key or technical sales role] at any time during the six month period immediately preceding the date on which your employment with the Company terminated, and who, by means of such employment, is or is likely to be in possession of confidential information relating to the Company or the Group.

For the purposes of this clause “Company Business” shall mean [insert definition] and any part of such business operated by the Company or any associated company at the date of termination of your employment.

You acknowledge and agree that all of the restrictions contained in this letter are reasonable and necessary to protect the interests of the Company, and you agree that the Company may seek equitable remedies to enforce them in addition to any other legal remedies it has.

Each of the restrictions set out in this clause is an entirely separate, severable and independent restriction and all such restrictions will (without prejudice to their generality) apply to any action taken by you whether as agent, representative, principal, employee or consultant or as a director or other officer of any company, or by any company controlled by you or any associate of yours.

In the event that any of the restrictions contained in this clause are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or Group but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question shall apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

23.	Disciplinary & Grievance Procedures

Details of the Company’s Disciplinary Procedure can be found in the Employee Handbook. The Company reserves its rights to suspend you on full pay pending the outcome of any investigation or disciplinary inquiry.

Any work related grievances should initially be taken up with your line manager. There are subsequent steps, as outlined in the Company’s Grievance Procedure, details of which can be found in the Employee Handbook.

24.	Health and Safety

Employees are reminded that they have a statutory duty to observe all health and safety rules and take all reasonable care to promote the health and safety at work of themselves and their fellow employees. Wilful breaches of or any failure to comply with the terms of the policy by an employee, will be fully investigated and where appropriate may result in disciplinary action. Further details can be found in the Employee Handbook.

25.	Equal Opportunities

The Company is an Equal Opportunities Employer. We recognise the potential of a diverse workforce. The Company is committed to ensuring that no employee receives less favourable treatment on grounds of colour, race, religion, ethnic origin, gender, marital status, disability, age, sexual orientation, family status or membership of the Traveller Community.

The overall responsibility for the policy lies with the Company, however all staff are required to comply with the policy and to act in accordance with its objectives so as to remove any barriers to equal opportunity. Any act of discrimination, victimisation or any failure to comply with the terms of the policy by an employee, will be fully investigated and where appropriate may result in disciplinary action.

26.	Basis of Agreement

These terms of engagement form the sole basis of agreement between you and the Company and supersede any previous agreements (whether written or oral) between you and the Company and any other Teleflex Group Company. The Company reserves the right to change these conditions, but only by serving written notice by letter, circular or by posting notices.

If there is a conflict between these terms and those set out in any Company booklet or procedure, these terms will prevail.

27.	Search

The Company reserves the right to search employees on entering or leaving the Company’s premises, as well as any package, handbag, motor vehicle or other items which are brought by employees on to the Company’s premises.

28.	Computer Use

It is necessary for the Company to protect its interests by monitoring computer usage and all communications on its private networks (including office telephone networks and email systems).You understand and accept that the Company collects information on all Internet user account and email activity and that this information is periodically reviewed by authorised staff to ensure compliance with the Company’s computer use policy and to detect any unauthorised use of the Company’s computers. A breach of the Company’s computer use policy or any unauthorised use of a Company computer may result in disciplinary action up to and including dismissal.

29.	Collective Agreements	[There is no collective agreement which directly affects your employment.]
30.	Lay off/Short time

The Company has the right to lay off employees without pay or to make a temporary reduction to your hours of work (with pro-rata reduction in your salary) should the Company consider this necessary. You will be given notice of any such action.

31.	Governing Law	This agreement and your employment shall at all times and in all respects be governed by the law of Ireland.

I HAVE READ AND UNDERSTOOD THE TERMS OF EMPLOYMENT SET OUT ABOVE AND AGREE TO ACCEPT THE APPOINTMENT UNDER THESE TERMS, SUBJECT TO ANY AMENDMENTS AND ADDITIONAL TERMS STATED IN THE ACCOMPANYING LETTER.

Signed:	/s/ Karen Boylan	Date:	6th December 2012

Signed:	/s/ Monika Vikander-Hegarty	Date:	3rd December 2012

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